Exhibit (a)(1)(D)

NOTICE OF WITHDRAWAL OF AMENDMENT OF ORIGINAL WARRANTS AND EXERCISE OF
AMENDED WARRANTS
PURSUANT TO THE OFFER TO AMEND AND EXERCISE WARRANTS TO PURCHASE COMMON
STOCK DATED OCTOBER 12, 2017

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M. (PACIFIC TIME),
ON NOVEMBER 17, 2017, UNLESS THE OFFER IS EXTENDED

To:	Monster Digital, Inc., 2655 First Street, Suite 250 Simi Valley, Ca 93065 Attn: Chief Financial Officer Fax No. (805) 915-4701

OF THIS NOTICE OF WITHDRAWAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR
TRANSMISSION VIA FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT
CONSTITUTE A VALID DELIVERY.

I previously received a copy of Monster Digital, Inc.’s (the “Company”) Offer to Amend and Exercise Warrants to Purchase Common Stock, dated October 12, 2017, and any amendments thereto (the “Offer to Amend and Exercise”). I elected to participate in the Offer to Amend and Exercise by executing and delivering an Election to Consent, Participate and Exercise Warrant.

I hereby irrevocably withdraw my previously submitted election to participate in the Offer to Amend and Exercise and reject the Offer to Amend and Exercise.

I understand that by rejecting the Offer to Amend and Exercise, my Original Warrants will not be amended or exercised pursuant to the terms of the Offer to Amend and Exercise and will remain in full force and effect as originally issued with its original exercise price per share.

I waive any right to receive any notice of the acceptance of this Notice of Withdrawal.

All capitalized terms used but not defined herein shall have the meanings ascribed to the Offer to Amend and Exercise.

Date: _______________, 2017
Signature of Warrant Holder

(Name of Signatory)

(Title, if Warrant Holder is not a natural person)

Telephone:

Fax:

*PLEASE SEE REVERSE SIDE FOR IMPORTANT INFORMATION*

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All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Notice of Withdrawal will be determined by the Company in its discretion, which determination shall be final and binding on all parties. The Company reserves the right to reject any or all Notices of Withdrawal that the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer to Amend and Exercise and any defect or irregularity in the Notice of Withdrawal, and the Company’s interpretation of the terms of the Offer to Amend and Exercise (including these instructions) will be final and binding on all parties. No Notice of Withdrawal will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with any Notice of Withdrawal must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in any Notice of Withdrawal, and no person will incur any liability for failure to give any such notice.

IMPORTANT: THIS NOTICE OF WITHDRAWAL MUST BE RECEIVED BY THE COMPANY ON OR PRIOR TO THE TIME AND DATE OF EXPIRATION OF THE OFFER TO AMEND AND EXERCISE AT 5:00 P.M. (PACIFIC TIME) ON NOVEMBER 17, 2017, AS MAY BE EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION.

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